Articles of Incorporation
(PURSUANT TO NRS 78)
STATE OF NEVADA
Secretary of State



1. 	NAME OF CORPORATION:	MOJO ENTERTAINMENT, INC.

2.	RESIDENT AGENT.	STEVENSON MANAGEMENT GROUP, INC.
				9750 PEACE WAY, LAS VEGAS NEVADA 89147




3.	SHARES.  Number of shares with par value: 75,000,000,  Par value: $.001

4. 	Names & Addresses of Board of Directors

		BOB DEKETT
		225 WEST SANTA CLARA ST. #600
		SAN JOSE, CA 95113

		KEVIN MURPHY
		1109 7TH COURT
		FOX ISLAND, WA 98333

5. 	PURPOSE:  The purpose of the corporation shall be:  ANY LEGAL PURPOSE

6.	Names, Address and Signature of Incorporator:  KEVIN MURPHY		/s/ Kevin Murphy
	1109 7th Court, Fox Island, WA 98333

7.	CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

	I hereby accept appointment as Resident Agent for the above named corporation

	/s/ Stevenson Management				12/29/2003
	Authorized Signature of R.A. or On Behalf of R.A. Company